Contact:
Pamela S. Hendry
International Lease Finance Corporation
+1. 310.788.1999
International Lease Finance Corporation Draws on its Unsecured Revolving Credit Facilities
Century City, Calif., September 18, 2008 — International Lease Finance Corporation (ILFC) announced today that it requested to borrow the maximum available principal amount of $6.5 billion under its three unsecured revolving credit facilities on September 16, 2008. To date, ILFC has received approximately $6.4 billion of the $6.5 billion requested. ILFC expects to receive the remainder of the borrowing request by tomorrow. The amounts borrowed will be due in part on each of October 15, 2009, October 14, 2010, and October 13, 2011.
ILFC drew on its unsecured revolving credit facilities to provide it with liquidity to repay its commercial paper and other general obligations as they become due. ILFC anticipates that the amounts received under the revolving credit facilities together with cash provided by operating activities will be sufficient to meet its debt obligations into the first quarter of 2009.
Forward Looking Statements
Statements made in this press release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that are based on management’s current expectation, and involve risks and uncertainties and are subject to change at any time without notice. These forward-looking statements may include, but are not limited to, statements containing words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “hope,” “intend,” and similar expressions. More information on factors that could affect its business and financial results, including but not limited to ILFC’s relationship with American International Group, Inc. and ILFC’s market liquidity risks, are included in its public filings made with the Securities and Exchange Commission, which are available on the web site of the Securities and Exchange Commission at www.sec.gov.
The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond ILFC’s control. ILFC cautions investors that any forward-looking statements made by it are not guarantees of future performance and that actual results of the company could differ materially from those expressed in or implied by any such forward-looking statements. ILFC disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

About ILFC
ILFC, a wholly-owned subsidiary of American International Group, Inc., is the international market leader in the leasing and remarketing of advanced technology commercial jet aircraft to airlines around the world. ILFC owns a portfolio valued at more than $50 billion, consisting of 1,000 jet aircraft.
American International Group, Inc. (AIG), a world leader in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG’s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.